SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

UNITED DEFENSE INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

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1525 Wilson Boulevard

Suite 700
Arlington, VA 22209
(703) 312-6100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2002

      The Annual Meeting of Stockholders of United Defense Industries, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, May 21, 2002, at 11:00 a.m., local time, at the Hyatt Arlington Hotel, 1325 Wilson Boulevard, Arlington, Virginia 22209, for the following purposes:

1.	To elect nine directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected or appointed.

2.	To approve the amendment of the United Defense Stock Option Plan (the “1998 Stock Option Plan”) to increase the number of shares issuable under such plan by 4,000,000 shares and to allow for the grant of restricted stock to eligible individuals.

3.	To ratify the appointment of Ernst & Young LLP as independent auditors to audit the accounts of the Company for the fiscal year ending December 31, 2002.

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

      The foregoing matters are described in more detail in the enclosed Proxy Statement.

      Your Board of Directors has fixed March 28, 2002, as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

      The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed Annual Report to Stockholders for the fiscal year ended December 31, 2001.

      You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

David V. Kolovat, Esq., Secretary

April 10, 2002

Arlington, Virginia

1525 Wilson Boulevard

Suite 700
Arlington, VA 22209
(703) 312-6100

PROXY STATEMENT

      The Board of Directors of United Defense Industries, Inc., a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 21, 2002, at 11:00 a.m., local time, at the Hyatt Arlington Hotel, 1325 Wilson Boulevard, Arlington, Virginia 22209, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders are first being mailed to stockholders on or about April 10, 2002.

VOTING SECURITIES

Voting Rights and Outstanding Shares

      Only stockholders of record on the books of the Company as of 5:00 p.m., March 28, 2002 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on March 28, 2002, the outstanding voting securities of the Company consisted of 51,045,434 shares of common stock, par value $0.01 per share (the “Common Stock”).

      Holders of the Company’s Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. Except with respect to the election of directors and in certain other specific circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Company’s Bylaws for approval of proposals presented to stockholders. In general, the Company’s Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote, other than the election of directors.

Proxies

      The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	delivering written notice of revocation to the Company, Attention: David V. Kolovat, Esq.;

•	delivering a duly executed proxy bearing a later date to the Company; or

•	attending the Annual Meeting and voting in person.

      Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted “FOR” the election of directors, “FOR” approval of the amendment to the 1998 Stock Option Plan, “FOR” the ratification of Ernst & Young LLP as the Company’s independent auditors, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

      The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      Nine directors are to be elected at the Annual Meeting to serve until their respective successors are elected and qualified. Nominees for election to the Board of Directors shall be approved by a plurality of the votes cast by holders of the Common Stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

      Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

      Set forth below is certain information concerning the nine directors of the Company to be elected at the Annual Meeting:

      Thomas W. Rabaut, age 53, became our President and Chief Executive Officer in January 1994 and has been a director since October 1997. Mr. Rabaut joined FMC Corporation in June 1977 and has worked in a variety of executive positions including General Manager of FMC’s Steel Products Division from 1986 to 1988 and Operations Director and then Vice President and General Manager of FMC’s Ground Systems Division from 1988 to 1993. Mr. Rabuat also served as General Manager of FMC’s Defense Systems Group, overseeing operations in the U.S., Sweden, Turkey, Pakistan, and Saudi Arabia for U.S. and allied armies, navies and marines from 1993 to 1994, at which time Mr. Rabaut was elected Vice President of FMC. Before joining FMC, Mr. Rabaut graduated from the U.S. Military Academy at West Point in 1970 and served in the U.S. Army until 1975 as an officer in several company- and battalion-level positions. He also recently served as Chairman of the Board of Directors of the National Defense Industrial Association, and continues to serve with several non-profit organizations involved in public affairs.

      Francis Raborn, age 58, became our Vice President and Chief Financial Officer in January 1994, and has been a director since December 1997. Prior to joining us, Mr. Raborn served as FMC’s Defense Systems Group Controller in Santa Clara, California where he was responsible for leading the financial planning for the four defense divisions. His previous assignment at FMC was Special Products Group Controller in Philadelphia where he presided over the finance function of a commercial business group composed of eight smaller machinery and specialty chemical divisions. His first assignment with the Company was the Director of Operations Analysis and Special Studies on the Corporate Finance staff in Chicago. Before joining FMC, Mr. Raborn worked in a financial capacity with Chemetron Corporation and Ford Motor Company. He also served in the U.S. Air Force as an F-4 Phantom pilot and command center duty director.

      William E. Conway, Jr., age 52, has been our Chairman of the Board since October 1997. He has been a Managing Director of our affiliate, The Carlyle Group, a Washington, D.C.-based global investment firm, since August 1987. Mr. Conway was Senior Vice President and Chief Financial Officer of MCI Communications Corporation from 1984 until 1987, and was a Vice President and Treasurer of MCI from 1981 to 1984. He is also Chairman of Nextel Communications, Inc. and a director of several privately held companies. Mr. Conway has been elected as a director pursuant to an agreement among us, Iron Horse Investors, L.L.C. and other affiliates of The Carlyle Group whereby we have agreed to designate nominees to our board of directors on behalf of certain affiliates of The Carlyle Group.

      Frank C. Carlucci, age 71, became a director in December 1997. He is currently Chairman of our affiliate, The Carlyle Group. Prior to joining The Carlyle Group in 1989, Mr. Carlucci served as Secretary of Defense from November 1987 to January 1989 and as President Reagan’s National Security Advisor in 1987. Mr. Carlucci currently serves as Chairman of the Board for Neurogen Corporation. He is also a director on the boards of the following companies; Ashland, Inc.; Kaman Corporation; SunResorts, Ltd., NV; Texas Biotechnology Corporation, and Pharmacia Corporation. Mr. Carlucci has been elected as a director pursuant to an agreement among us, Iron Horse Investors, L.L.C. and other affiliates of The Carlyle Group whereby we have agreed to designate nominees to our board of directors on behalf of certain affiliates of The Carlyle Group.

      Peter J. Clare, age 37, became a director in October 1997. Since 1999, Mr. Clare has been a Managing Director with our affiliate, The Carlyle Group, which he joined in August 1992. From 1995 to 1997, Mr. Clare served as a Vice President of The Carlyle Group and from 1997 to 1999 he was a Principal with The Carlyle Group. Mr. Clare was previously with First City Capital, a private investment group, and also worked at Prudential-Bache. Mr. Clare serves as a director on the boards of Aviall, Inc. and KorAm Bank, as well as several privately held companies, and has been the Vice President and Managing Director of our principal stockholder Iron Horse Investors, L.L.C. since October 1997. Mr. Clare has been elected as a director pursuant to an agreement among us, Iron Horse Investors, L.L.C. and other affiliates of The Carlyle Group whereby we have agreed to designate nominees to our Board of Directors on behalf of certain affiliates of The Carlyle Group.

      Allan M. Holt, age 50, became a director in October 1997. He is currently a Managing Director of our affiliate, The Carlyle Group, which he joined in December 1991. Mr. Holt was previously with Avenir Group, a private investment and advisory group, and from June 1984 to December 1987 was Director of Planning and Budgets at MCI Communications Corporation, which he joined in September 1982. Mr. Holt currently serves on the board of Aviall, Inc., as well as on the boards of several privately held companies. Mr. Holt has been elected as a director pursuant to an agreement among us, Iron Horse Investors, L.L.C. and other affiliates of The Carlyle Group whereby we have agreed to designate nominees to our Board of Directors an behalf certain affiliates of The Carlyle Group.

      Robert M. Kimmitt, age 54, was elected as a director in March 1998. He is Executive Vice President, Global & Strategic Policy, at AOL Time Warner, and is responsible for setting the Company’s strategic course on major public policy issues affecting the Company in the United States and around the world. Prior to joining AOL Time Warner, Mr. Kimmitt was President and Vice Chairman of Commerce One, Inc., a leading electronic commerce company headquartered in Pleasanton, California. Previously, Mr. Kimmitt was a Partner in the law firm of Wilmer, Cutler & Pickering from May 1997 to February 2000 and was of counsel to the firm from February 2000 to August 2000. Prior to this time, from September 1993 to April 1997, he served as a Managing Director of Lehman Brothers. Mr. Kimmitt served as American Ambassador to Germany from 1991 to 1993. Previously, he served as Under Secretary of State for Political Affairs, General Counsel to the Treasury Department, and was a member of the National Security Council Staff. Mr. Kimmitt serves on the boards of Allianz Life Insurance Company of North America, Commerce One, Inc., Siemens AG and Xign Corporation, as well as numerous non-profit organizations involved in public affairs.

      J. H. Binford Peay, III, age 61, became a director in December 1997. General Peay is a career U.S. Army officer who attained the rank of General and retired from the Army on October 1, 1997. He served as the Commander-In-Chief of the U.S. Central Command from 1994 to 1997, and also served as Vice Chief of Staff of the U.S. Army from 1993 to 1994. General Peay is currently the Chairman and Chief Executive Officer of Allied Research Corporation. He also serves as a Trustee of the George C. Marshall Foundation, the Virginia Military Institute Foundation and the National Defense University. He is currently President and Chief Executive Officer of the Fort Campbell Historical Foundation, Inc.

      John M. Shalikashvili, age 65, became a director in June 1998. General Shalikashvili is an independent consultant and a Visiting Professor at Stanford University. Prior to his appointment, he was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and the National Security Council in his capacity as the thirteenth Chairman of the Joint Chiefs of Staff, Department of Defense, for two terms from 1993 to 1997. Prior to his tenure as Chairman of the Joint Chiefs of Staff, he served as the Commander-in-Chief of all U.S. forces in Europe and as NATO’s tenth Supreme Allied Commander, Europe (SACEUR). He also served in a variety of command and staff positions in the continental United States, Alaska, Belgium, Germany, Italy, Korea, Turkey and Vietnam. General Shalikashvili is a director of The Boeing Company, Frank Russell Trust Company, L-3 Communications Holdings, Inc. and Plug Power, Inc.

      Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.

Recommendation of the Board of Directors:

      The Board of Directors recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND COMMITTEES

      The Board of Directors met seven times during 2001 and acted by unanimous written consent in lieu of a meeting on one occasion. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board of which he is a member. The Board of Directors has a standing audit and ethics committee and a compensation committee, but does not have a nominating committee or other committee that would perform a similar function.

          Audit and Ethics Committee

      The audit and ethics committee consists of Messrs. Peay, Kimmitt and Shalikashvili, each of whom is independent as the term “independence” is defined in Section 3.03.01 (B)(2)(a) and (3) of the listing standards of the New York Stock Exchange. The responsibilities of this committee include:

•	making recommendations concerning the engagement of our independent public accountants;

•	reviewing with the independent public accountants the plans and results of the audit engagement;

•	approving professional services provided by the independent public accountants;

•	reviewing the independence of the independent public accountants; and

•	reviewing the adequacy of our internal accounting controls and overseeing our ethics program.

      The audit and ethics committee met twice during 2001. Prior to the Company’s initial public offering, the audit and ethics committee consisted of Messrs. Holt, Kimmitt and Shalikashvili. In order to meet the New York Stock Exchange’s “independence” requirements for audit committee members, Mr. Holt resigned from his position and was subsequently replaced with Mr. Peay, effective December 19, 2001. The charter of the audit and ethics committee, as adopted by the Board of Directors, is set forth as Appendix A to this Proxy Statement.

Audit and Ethics Committee Report

To the Board of Directors:

      We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2001.

      We have discussed with the independent auditors, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

      Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Audit and Ethics Committee:

Robert M. Kimmitt
John M. Shalikashvili
J. H. Binford Peay, III

Compensation Committee

      The compensation committee consists of Messrs. Clare and Peay. This committee is responsible for determining compensation for our executive officers and other employees, and administering our 1998 Stock Option Plan, our Management Incentive Plan and other compensation programs. The compensation committee met twice during 2001 and acted by unanimous written consent in lieu of a meeting on eight occasions.

Director Compensation

      Our three outside directors, Messrs. Peay, Kimmitt and Shalikashvili, are paid annual retainers of $25,000 for all services rendered. These three directors may elect to receive their annual retainer in cash, options to purchase our stock, or a combination. We do not maintain a medical, dental, or retirement benefits plan for these directors. A special performance bonus was paid to certain directors and executive officers in 2001, including a payment of $192,000 to Mr. Kimmitt, $160,000 to Mr. Peay and $102,856 to Mr. Shalikashvili. There are no other annual fees paid to these directors. The remaining directors are employed either by us or The Carlyle Group, and are not separately compensated for their service as directors.

EXECUTIVE OFFICERS

      Set forth below is certain information concerning the executive officers of the Company. Biographical information on Messrs. Rabaut and Raborn is included under Proposal No. 1 — Election of Directors. All executive officers hold office until a successor is chosen and qualified.

      Elmer L. Doty, age 47, became our Vice President in February 2002 and the General Manager of our Ground Systems operations in April 2001 after having served as General Manager of the Steel Products Division since April 1994. Mr. Doty began his career with FMC in August 1979 as Engineering Group Leader and subsequently held the positions of Engineering Manager, Director of Manufacturing/ Engineering, and Division Manager of the Energy and Transportation Group’s Conveyor Equipment Division. Prior to joining FMC, Mr. Doty was employed by Black & Veatch Consulting Engineers and by General Electric.

      Keith B. Howe, age 44, became our Vice President in February 2002 and the General Manager of our Armament Systems operations in January 2002 after having served as its Deputy General Manager from October 1998 to December 2001 and its Controller from September 1996 to October 1998. Prior to this, Mr. Howe was Deputy Director of Navy Programs of our Armament Systems operations from September 1995 to September 1996, was the Chief Financial Officer at FNSS, Ankara, Turkey from May 1993 to September 1995, was the Controller of our Armament Systems operations from April 1991 to May 1993, and was the Bradley Fighting Vehicle Business Manager in San Jose, California from November 1989 to April 1991.

      David V. Kolovat, age 57, has been our Vice President, General Counsel and Secretary since October 1997. Mr. Kolovat joined FMC Corporation in May 1988 as Associate General Counsel responsible for its Defense Systems Group. Prior to that time, Mr. Kolovat served successively as staff counsel for Deere & Company; in a series a legal positions with Itel Corporation culminating as that company’s Vice President, General Counsel and Secretary; Vice President, General Counsel and Secretary of Robot Defense Systems, Inc.; and Vice President, General Counsel and Secretary of Premisys, Inc.

      Arthur L. Roberts, age 61, has been the Vice President and General Manager of our International operations since January 1994. Prior to this assignment, Mr. Roberts managed our Turkey joint venture program from initial proposal through the implementation phase. He is also a member of the board of directors of FMC-Nurol Savunma Sanayii A.S., or FNSS, and represents United Defense Industries on the executive committee of its board. Before he became associated with international business, Mr. Roberts held a variety of manufacturing positions in our Ground Systems operations and the former Construction Equipment Group of FMC. He has been with us since June 1967.

      Dennis A. Wagner, III, age 51, became our Vice President of Business Development and Marketing in May 1994. Prior to his current assignment, Mr. Wagner was the Division General Manager of FMC’s Steel Products Division and served as the Program Director for the M113 Family of Vehicles at FMC’s Ground Systems Division. Mr. Wagner also served as the Army Programs Marketing Manager and the Advanced Technology Program Director at FMC’s Defense Systems Group office in the Washington, D.C. area. Before joining FMC in July 1981, Mr. Wagner served in the U.S. Army as an Infantry Officer. After his active U.S. Army service, Mr. Wagner worked as a design engineer at the Ford Motor Company and later as a mechanical engineer and project manager at the U.S. Army Tank and Automotive Command.

EXECUTIVE COMPENSATION

      The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our Chief Executive Officer and each of the four other most highly compensated executive officers, or the named executive officers, whose annual compensation equaled or exceeded $100,000 as of December 31, 2001.

Summary Compensation Table

				Long-Term
				Compensation
		Annual Compensation		Awards

				Securities	All Other
Name and				Underlying	Compensation
Principal Position	Year	Salary($)	Bonus($)(1)	Options (#)	($)(2)

Thomas W. Rabaut	2001	456,250	2,145,675	—	32,442
President and Chief Executive Officer	2000	407,917	386,052	—	39,554
	1999	364,167	421,341	—	40,094
Peter C. Woglom(3)	2001	275,232	1,084,589	—	20,456
Vice President, General Manager —	2000	257,087	180,989	—	22,849
Armament Systems Operations	1999	245,587	237,728	—	20,895
Francis Raborn	2001	258,336	1,067,119	—	18,290
Vice President and Chief Financial Officer	2000	248,400	198,919	—	21,386
	1999	210,600	206,177	—	20,161
David V. Kolovat	2001	215,233	702,551	—	13,954
Vice President, General Counsel	2000	206,955	132,835	—	14,999
and Secretary	1999	203,562	134,839	—	13,732
Dennis A. Wagner, III	2001	184,568	824,752	—	12,911
Vice President — Business Development	2000	177,469	138,213	—	16,307
	1999	169,981	168,281	—	16,100

(1)	Bonus compensation figures for 2001 include amounts received as a special performance bonus. See “Special Performance Bonus” below.

(2)	Comprised of matching contributions under our nonqualified thrift plan for salaried employees for 2001, 2000 and 1999.

(3)	No longer employed with the Company.

Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values

      The following table shows information regarding option exercises by our named executive officers during the fiscal year ended December 31, 2001, and the value and number of options to purchase our Common Stock unexercised and outstanding as of December 31, 2001. We did not grant any options to our named executive officers in the year ended December 31, 2001. Also included is the value and number of exercisable and unexercisable options held as of December 31, 2001 by such named executive officers:

•	“Exercise” means an employee’s acquisition of shares of Common Stock, “exercisable” means options to purchase shares of Common Stock which have already vested and which are subject to exercise, and “unexercisable” means all other options to purchase shares of Common Stock which have not vested.

	Shares		Number of Securities		Value of Unexercised
	Acquired on	Value	Underlying Unexercised		In-The-Money Options
	Exercise	Realized	Options at Fiscal Year-End		at Fiscal Year-End
Name	(#)	($)	(#)		($)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas W. Rabaut	78,750	210,000	213,750	157,500	3,550,388	2,616,075
Peter C. Woglom	39,375	238,750	118,125	67,500	1,962,056	1,121,175
Francis Raborn	146,250	390,000	11,250	67,500	186,863	1,121,175
David V. Kolovat	87,750	234,000	6,750	40,500	112,118	672,705
Dennis A. Wagner, III	33,750	90,000	92,250	54,000	1,532,273	896,940

Retirement and Pension Plans

      Each named executive officer participates in the UDLP Salaried Employees’ Retirement Plan and the UDLP Excess Pension Plan described below. The following table shows the estimated annual pension benefits under those plans for the specified compensation and years of service. A portion of the retirement benefits for service prior to 1986, computed under the UDLP Salaried Employees’ Retirement Plan, is payable from annuity contracts maintained by Aetna Life Insurance Company.

	Years of Credited Service
Final Average
Earnings	15	20	25	30	35

$150,000	$30,792	$41,056	$51,320	$61,583	$71,847
250,000	53,292	71,056	88,820	106,583	124,347
350,000	75,792	101,056	126,320	151,583	176,847
450,000	98,292	131,056	163,820	196,583	229,347
550,000	120,792	161,056	201,320	241,583	281,847
650,000	143,292	191,056	238,820	286,583	334,347
900,000	199,542	266,056	332,570	399,083	465,597

•	Compensation included in the final average earnings for the pension benefit computation includes base annual salary and annual bonuses, but excludes payments for most other compensation.

•	Unreduced retirement pension benefits are calculated pursuant to the UDLP Salaried Employees’ Retirement Plan’s benefit formula as an individual life annuity payable at age 65. Benefits may also be payable as a joint and survivor annuity or a level income option.

•	Final average earnings in the above table means the average of covered remuneration for the highest 60 consecutive calendar months out of the 120 calendar months immediately preceding retirement.

•	Benefits applicable to a number of years of service or final average earnings different from those in the above table are equal to the sum of:

—	1% of allowable Social Security Covered Compensation ($39,444) for a participant retiring at age 65 in 2002 times years of credited service; and

—	1.5% of the difference between final average earnings and allowable Social Security Covered Compensation times years of credited service.

•	The Employment Retirement Income Security Act, or ERISA, limits the annual benefits that may be paid from a tax-qualified retirement plan. Accordingly, as permitted by ERISA, we have adopted the UDLP Excess Pension Plan to maintain total benefits upon retirement at the levels shown in the table.

Credited Years of Service under Pension Plan for Named Executive Officers:

Thomas W. Rabaut	24
Peter C. Woglom	28
Francis Raborn	24
David V. Kolovat	13
Dennis A. Wagner, III	20

      We also maintain a nonqualified thrift plan designed to provide select employees a benefit equal to the benefit the participant would receive under our 401(k) plan if the Internal Revenue Code and such plan did not require the exclusion of compensation above a certain level. All named executive officers are eligible to participate in the nonqualified thrift plan.

1998 Stock Option Plan

      The 1998 Stock Option Plan and the proposed amendment to the 1998 Stock Option Plan to increase the number of shares issuable under such plan by 4,000,000 shares and to provide for the grant of restricted stock to eligible individuals are discussed in more detail under the heading “Proposal No. 2 — Amendment of the 1998 Stock Option Plan.”

Management Incentive Plan

      Our current management incentive plan for our senior managers was adopted in January 1998. The plan allows our senior managers to achieve performance based compensation in addition to base salary. Generally, target awards under the plan vary from 15% to 65% of base salary depending on level of seniority and overall performance of the individual and the relevant business unit. Actual awards, however, are not guaranteed and may range from zero to 200% of the applicable target award.

Retention Bonus Plan

      In September 2001, our Board of Directors adopted a retention incentive program for our key employees in order to ensure their continuous full-time employment until the completion of specified transactions. Each of Messrs. Rabaut, Raborn, Wagner and Kolovat are a party to this program, and are eligible to receive a special retention bonus of $1.6 million, $800,000, $640,000 and $480,000, respectively, for their continued employment. This program is in addition to, and does not in any way replace or reduce, any other compensation, bonus, stock or option program offered to any of our employees.

Special Performance Bonus

      We paid special performance bonuses aggregating $11.1 million to some of our directors and key management in 2001, including special performance bonuses of $1,600,000 to Mr. Rabaut; $800,000 to Mr. Woglom; $800,000 to Mr. Raborn; $480,000 to Mr. Kolovat; and $640,000 to Mr. Wagner.

EMPLOYMENT AGREEMENTS

      Each of Messrs. Rabaut, Raborn, Kolovat and Wagner entered into an employment agreement with us on May 21, 1999. The initial term of these agreements ended on December 31, 2001, but each has been automatically extended through December 31, 2002, in accordance with the terms of the agreements, and will continue to be so renewed for successive one-year periods thereafter unless either party delivers notice within specified notice periods.

      Under each agreement, the executive receives a stated annual base salary and is eligible to participate in our discretionary management incentive plan. In addition to base salary, Mr. Rabaut is eligible to receive a bonus of up to 65% of base salary and Messrs. Raborn, Wagner and Kolovat are eligible to receive a bonus of up to 55% of base salary.

      Each of these employment agreements provides that upon termination of employment, either by us without cause or by the executive for good reason, each executive will be entitled to:

•	a payment equal to a multiple of the executive’s base pay and target bonus. For each of Messrs. Kolovat and Wagner this severance period will last two years, while for each of Messrs. Raborn and Rabaut the severance period will last three years; and

•	the right to continue to participate in our health, life and accidental death and dismemberment and long-term disability benefits plan for one year to three years at the rates in effect for active employees.

      We also maintain a Severance Pay Plan that generally covers most salaried and non-union hourly employees, and provides severance payments in the event of the employee’s involuntary termination of employment due to a reduction in force. Severance payments are calculated as a percentage, up to 100%, of base pay.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

      The compensation committee (the “Committee”) of the Board of Directors is responsible for determining compensation and benefits for our executive officers and other employees, and administering our 1998 Stock Option Plan, our management incentive plan, and other compensation programs. The Committee is currently comprised of Peter J. Clare and J.H. Binford Peay, III.

      The goals of the Company’s executive compensation programs are to: (i) enable the Company to attract and retain key executives, (ii) assist the Company in achieving its business objectives by rewarding executives to the extent such objectives are achieved, and (iii) encourage the Company’s executives’ identification with the interests of our stockholders by providing a significant element of potential executive compensation in the form of stock or stock-based instruments.

      The Company’s current executive compensation program is composed primarily of salary paid in cash, bonuses paid in cash, and stock options.

Salary

      The salaries of each of the Company’s executives are governed by the nature and extent of the executive’s responsibilities; the executive’s performance during the preceding year; and comparative compensation levels for the executive’s peers, both within the Company and in comparable companies. In making comparisons with other employers, the Company primarily uses data from industrial businesses of comparable size in both the defense and non-defense sectors. The salary of the Company’s President and Chief Executive Officer (the “President”) is established solely by the Board of Directors, upon recommendation from the Committee. The salary of the Company’s other executive officers is established by the President, subject to review by the Committee. For those executive officers holding employment agreements (described below), such agreements include a protective mechanism against any diminution of the executive’s salary or bonus eligibility under the MIP program described below.

Bonus

      The Company’s executive officers participate in the Management Incentive Plan (the “MIP”), which provides for the payment of annual cash bonuses to the extent that pertinent objectives are achieved. While the respective proportions may vary from year to year, generally the largest two component objectives utilized under the MIP consist of the extent to which the Company achieves annual financial targets for cash flow and for earnings before interest, taxes, depreciation, and amortization (“EBITDA”). A third MIP component consists of a set of annual objectives established for each participant, the nature of which vary by the executive’s responsibilities and the Company’s business priorities. The nature and respective weighting of MIP objectives are established prospectively each year by the Committee, and the payment of bonuses to each MIP participant is determined by the Committee on the basis of an annual, retrospective assessment of Company and individual performance.

Stock Option Plan

      The Company’s 1998 Stock Option Plan provides for the grant of options to purchase the Company’s Common Stock. All executive officers of the Company participate in the 1998 Stock Option Plan. Options granted to date under the 1998 Stock Option Plan typically vest equally over a period of several years. (See Proposal No. 2 for description of the proposed amendment to the 1998 Stock Option Plan.) Annual vesting of options derives in part from the participant’s continued employment, and in larger part from the Company’s achievement of pre-established objectives for cash flow and EBITDA. All option grants under the 1998 Stock Option Plan are determined by the Committee, taking into account such factors as the nature of the participant’s responsibilities, the business priorities of the Company, and the levels of equity-based compensation for the participant’s peers both within the Company and at comparable companies. As indicated elsewhere in this statement, all executive officers of the Company were granted options vesting over the period from 1998-2002, and the Committee anticipates that if the proposed amendment to the 1998 Stock Option Plan is approved, additional options vesting in subsequent years would be granted to such executives.

Other Compensation

      During 2001, the Company paid special performance bonuses to a number of its management personnel, including its executive officers, as described under the heading “Special Performance Bonus” above. Such bonuses were paid on the basis of the Company’s substantial and cumulative financial achievements, including the August 2001 recapitalization. Individual bonus eligibility and payment levels for each executive officer were determined by the Committee. Also, all of the Company’s executive officers participated in the Company’s Employee Equity Purchase Plan, under which participants purchased the Company’s Common Stock in 1998. The purpose of the equity plan was to augment executive compensation in a manner intended to encourage long-term identification with the interests of the Company’s stockholders. The Company does not currently intend to continue the Equity Purchase Plan in future years.

      Based on its evaluation of the performance of the executive officers, the Compensation Committee believes that the Company’s executive officers are committed to achieving positive long-term financial performance and enhance shareholder value, and that the compensation policies and programs discussed in this report have motivated the Company’s executive officers to work toward these goals.

Tax Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) limits the Company’s federal income tax deduction for certain executive compensation in excess of $1.0 million paid to the Chief Executive Officer and the four other most highly compensated executive officers. The $1.0 million deduction limit does not apply, however, to “performance-based compensation” as that term is defined in Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder. The Committee recognizes the possibility that if the amount of the base salary and other compensation of a named executive officer exceeds $1.0 million, it may not be fully deductible for federal income tax purposes. The Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified as to preserve any deduction otherwise available.

Compensation Committee:
Peter J. Clare
J. H. Binford Peay, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2001:

•	None of the members of the compensation committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	None of the members of the compensation committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000, excluding $160,000 received as a bonus and 6,250 options received by Mr. Peay for his service as a director;

•	None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s compensation committee;

•	None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s compensation committee; and

•	None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      The following table provides summary information regarding beneficial ownership of our outstanding capital stock as of March 28, 2002, for:

•	each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

•	each of the executive officers named in the Summary Compensation Table;

•	each of our directors; and

•	all of our directors and executive officers as a group.

      Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of Common Stock held by them. Shares of Common Stock subject to options currently exercisable or exercisable within the period 60 days after March 28, 2002, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise noted, the address for each director and executive officer is c/o United Defense Industries, Inc., 1525 Wilson Boulevard, Suite 700, Arlington, Virginia 22209.

Name of Beneficial Owner	Number	Percentage

TCG Holdings, L.L.C.(1)(2)	25,284,393	49.5%
William E. Conway, Jr.(2)(3)	225,000	*
Allan M. Holt(2)(3)	45,000	*
Peter J. Clare(2)(3)	45,000	*
Frank C. Carlucci(2)(3)	45,000	*
Robert M. Kimmitt	65,250	*
J.H. Binford Peay, III	48,515	*
John M. Shalikashvili	27,321	*
Thomas W. Rabaut	281,250	*
Francis Raborn	292,500	*
David V. Kolovat	119,223	*
Dennis A. Wagner, III	119,381	*
Peter C. Woglom	154,711	*
All Current Directors and Executive Officers as a Group (14 persons)	1,578,979	3.1%

*	Denotes less than 1% beneficial ownership.

(1)	Carlyle Partners II, L.P., a Delaware limited partnership, Carlyle Partners III, L.P., a Delaware limited partnership, Carlyle International Partners II, L.P., a Cayman Islands limited partnership, Carlyle International Partners III, L.P., a Cayman Islands limited partnership, and certain additional partnerships formed by Carlyle (collectively, the “Investment Partnerships”) and certain investors with respect to which TC Group, L.L.C. or an affiliate exercises investment discretion and management constitute all of the members of Iron Horse. TC Group, L.L.C. exercises investment discretion and control over the shares held by the Investment Partnership directly through its capacity as the sole general partner of certain of the Investment Partnerships or indirectly through its wholly-owned subsidiary TC Group II, L.L.C., the sole general partner of certain of the Investment Partnerships. TCG Holdings, L.L.C., a Delaware limited liability company, is the sole managing member of TC Group, L.L.C. William E. Conway, Jr., Daniel A. D’Aniello, and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., may be deemed to share beneficial ownership of the shares shown as beneficially owned by TCG Holdings, L.L.C. Such persons disclaim such beneficial ownership.

(2)	The address of such person is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, D.C. 20004.

(3)	Individual also owns an interest in Iron Horse through Carlyle-UDLP Partners, L.P. and indirectly through such individual’s interest as a member of TCG Holdings, L.L.C.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Carlyle Management Fee

      In October 1997, we entered into a management agreement with TC Group Management, L.L.C., an affiliate of The Carlyle Group, for management and financial advisory services and oversight to be provided to us and our subsidiaries. The management agreement provides for the payment to Carlyle of an annual management fee of $2.0 million. In addition, in connection with our recapitalization in August 2001, we paid an aggregate fee of $3.5 million to Carlyle for their investment banking and consulting services. In addition, during 1998, we paid Carlyle a fee of $2.0 million for management services provided in 1997.

Loans to Executive Officers

      In September 1998, Messrs. Raborn, Roberts and Kolovat purchased shares of our Common Stock pursuant to our employee stock purchase plan. We received promissory notes from each of Messrs. Raborn, Roberts and Kolovat for $250,000, $100,000 and $214,280, respectively, in connection with these purchases.

Each of the promissory notes carried interest at 7.50% per year and the final payment was due in September 2003. Each of Messrs. Raborn, Roberts and Kolovat repaid all outstanding indebtedness in August 2001.

Registration Rights Agreement

      We and our principal stockholder, Iron Horse Investors, L.L.C., entered into a registration rights agreement. Pursuant to that agreement, all current stockholders are entitled to registration rights. Holders of at least a majority of the shares of Common Stock held by these stockholders may require us to effect the registration of their shares of Common Stock from time to time pursuant to a demand. Such requirement is called a demand registration. We are required to pay all registration expenses in connection with the first eight demand registrations pursuant to the registration rights agreement. In addition, if we propose to register any of our Common Stock under the Securities Act, whether for our own account or otherwise, those stockholders are entitled to notice of the registration and are entitled to include their shares of Common Stock in that registration with all registration expenses paid by us.

Nomination of Directors

      We have entered into agreements with four affiliates of our principal stockholder, Iron Horse Investors, L.L.C., whereby we have agreed to designate one nominee to our Board of Directors on behalf of each of these entities. These agreements will remain in effect so long as Iron Horse owns greater than 20% of our voting stock.

Special Performance Bonus

      We paid special performance bonuses aggregating $11.1 million to some of our directors and key management in 2001, as described in Proposal No. 1 — Election of Directors — Executive Compensation — Special Performance Bonus.

Employment Agreements

      We have employment agreements with certain of our named executive officers as described in Proposal No. 1 — Election of Directors — Employment Agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

      Based solely on its review of the copies of such reports and upon written representations from certain reporting persons, the Company believes that, for the year ended December 31, 2001, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent stockholders were complied with on a timely basis.

PROPOSAL NO. 2

AMENDMENT OF THE 1998 STOCK OPTION PLAN

      Effective as of July 1998, we adopted the 1998 Stock Option Plan, subsequently ratified by stockholders in March 1999, authorizing the compensation committee to grant options to our executives, key employees, independent directors and advisors of the Company and of its affiliates. The Board of Directors has approved and recommends to the stockholders that they approve the amendment allowing for an increase in the number of authorized shares which may be issued upon exercise of options under the 1998 Stock Option Plan, allow for the grant of restricted stock under the 1998 Stock Option Plan and prohibit grants of options with an exercise price less than the fair market value of the underlying Common Stock on the date of grant. The proposed amendment to the 1998 Stock Option Plan is attached as Appendix B to this proxy statement.

      The proposed amendment to the 1998 Stock Option Plan provides for an increase in the authorized number of shares subject to options by 4,000,000 allowing for a total of 7,375,000 shares issuable under the 1998 Stock Option Plan. Due to our continued growth, the aggregate number of shares issued or issuable pursuant to options granted under the 1998 Stock Option Plan is approaching the limit on the number of shares that may currently be awarded under the 1998 Stock Option Plan of 3,375,000, as adjusted for a 2.25:1 stock dividend which took place December 13, 2001. As of March 28, 2002, 2,067,541 shares of our Common Stock were currently reserved for issuance and 58,596 shares of Common Stock were available for additional option grants under the 1998 Stock Option Plan. In addition to increasing the number of shares that may be issued, the proposed amendment to the 1998 Stock Option Plan would also allow for the grant of restricted stock to eligible employees and individuals. The amendment would further provide that no options may be granted with an exercise price below the fair market value of the underlying Common Stock on the date of grant.

      We rely on equity based incentives as an essential part of the compensation package necessary to attract and retain qualified and experienced key personnel, and feel that the proposed increase in the number of shares available under the 1998 Stock Option Plan and the ability to grant restricted stock is essential to give us flexibility with respect to equity based compensation and to allow us to continue to provide long-term, equity based incentives to present and future key employees.

1998 Stock Option Plan

      Our 1998 Stock Option Plan currently provides for grants of:

•	incentive stock options (as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended) to our executives and other key employees; and

•	“nonqualified stock options,” which are not intended to qualify as incentive stock options, to our executives, key employees, independent directors and advisors.

      Options granted under the 1998 Stock Option Plan vest in accordance with the vesting schedule set forth in the applicable stock option agreement. Options granted in 1998 had an exercise price of $4.44 per share and the estimated fair value of the options on the date of grant was $2.00 per option. Options granted in 1999 had an exercise price of $8.89 per share and the estimated fair value of the options on the date of grant was $4.25 per option. During the year ended December 31, 2000, options were granted with an exercise price of $8.89 and $11.11 and the estimated weighted-average fair value of the options on the date of grant was $3.09. During the year ended December 31, 2001, options were granted with exercise prices of $4.44, $7.10, $11.10, and $15.55 per share and the estimated weighted-average fair value of the options on the date of grant was $5.38 per option. The weighted-average exercise price and weighted-average remaining contractual life of the stock options outstanding at December 31, 2001 was $4.75 and 7.2 years, respectively.

      The 1998 Stock Option Plan is administered and interpreted by our compensation committee. Subject to the ratification or approval by the Board of Directors, if the Board retains the right, the compensation committee has the sole authority to:

•	determine the individuals that shall be given awards;

•	determine the terms and conditions of the awards; and

•	deal with the general administration of the 1998 Stock Option Plan.

      Under current federal income tax laws, incentive stock options granted under the 1998 Stock Option Plan which met the requirements of Section 422(b) of the Internal Revenue Code of 1986, as amended (“ISO”), are governed by the following principles:

•	In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no tax deduction is allowed to the Company upon either grant or exercise of an ISO;

•	If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the ISO was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise (the “Holding Periods”), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee;

•	If shares acquired upon exercise of an ISO are disposed of before the expiration of one or both of the requisite Holding Periods (a “Disqualifying Disposition”), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition;

•	In any year that an optionee recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally should be entitled to a corresponding deduction for income tax purposes;

•	Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain;

•	Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionee’s holding period for the shares exceeds one year;

•	An optionee may be entitled to exercise an ISO by delivering shares of the Company’s Common Stock to the Company in payment of the exercise price, if the optionee’s ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply;

•	In addition to the tax consequences described above, the exercise of ISOs may result in a further “minimum tax” under the Code. The Code provides that an “alternative minimum tax” (at a maximum rate of 28%) will be applied against a taxable base which is equal to “alternative minimum taxable income,” reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee’s alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years; and

•	Special rules apply if the Common Stock acquired through the exercise of an ISO is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

      Under current federal income tax laws, non-qualified stock options are governed by the following principles:

•	The optionee generally does not realize any taxable income upon the grant of a non-qualified option, and the Company is not allowed a business expense deduction by reason of such grant;

•	The optionee generally will recognize ordinary compensation income at the time of exercise of the non-qualified option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount;

•	When the optionee sells the shares acquired through the exercise of a non-qualified option, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the stock (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee’s holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss;

•	The Company generally should be entitled to a tax deduction when compensation income is recognized by the optionee;

•	An optionee may be entitled to exercise a non-qualified option by delivering shares of the Company’s Common Stock to the Company in payment of the exercise price. If an optionee exercises a non-qualified option in such fashion, special rules will apply; and

•	Special rules apply if the Common Stock acquired through the exercise of a non-qualified option is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

      Unless marked otherwise, proxies received will be voted “FOR” the amendment of the 1998 Stock Option Plan to increase the number of shares issuable under such plan by 4,000,000 shares and to allow for the grant of restricted stock to eligible employees.

Recommendation of the Board of Directors:

      The Board of Directors recommends a vote “FOR” the amendment of the 1998 Stock Option Plan to increase the number of shares issuable under such plan by 4,000,000 shares and to allow for the grant of restricted stock to eligible employees.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF AUDITORS

      Ernst & Young LLP (“Ernst & Young”) has served as the Company’s independent auditors since 1999 and has been selected by the Board as the Company’s independent auditors for the fiscal year ending December 31, 2002. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, management will review its future selection of auditors.

      Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

      Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Ernst & Young as the independent auditors for the current year.

Recommendation of the Board of Directors:

      The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young as the Company’s independent auditors.

Audit Fees

      The aggregate fees billed for professional services rendered for the audit of the Company’s consolidated financial statements for the year ended December 31, 2001 and the reviews of the financial statements included in the Company’s Forms 10-Q for the year ended December 31, 2001 were approximately $340,000.

All Other Fees

      The Company engaged Ernst & Young to provide tax compliance services for the fiscal year ended December 31, 2001. The aggregate fees paid for these services were approximately $96,000. The Company also engaged Ernst & Young to provide other services throughout fiscal 2001. The aggregate fees paid for these services were approximately $545,000. The audit and ethics committee of the board of directors has not considered whether the provision of these services is compatible with maintaining the independent auditor’s independence.

STOCKHOLDER PROPOSALS

      Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the Annual Meeting of Stockholders in the year 2003 must be received by David V. Kolovat, Esq., Secretary, United Defense Industries, Inc., 1525 Wilson Boulevard, Suite 700, Arlington, Virginia 22209, no later than December 19, 2002.

      The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing during the period 120 to 90 days before the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 120 to 90 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company). In the event that the number of directors to be elected is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by the Company’s Bylaws will be timely, but only with respect to the nominees for any new positions created by such increase, if such notice is delivered to the Secretary of the Company no later than 10 days following the day on which such public announcement is first made by the Company. These stockholder notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS

      The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

      It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

      A copy of the Company’s 2001 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 2001, on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to United Defense Industries, Inc., Attn: Investor Relations, 1525 Wilson Boulevard, Suite 700, Arlington, Virginia 22209.

By Order of the Board of Directors

David V. Kolovat, Esq., Secretary

April 10, 2002

Arlington, Virginia

APPENDIX A

AUDIT AND ETHICS COMMITTEE CHARTER

Purpose

      The purpose of the Audit and Ethics Committee (the “Committee”) is to provide assistance to the Board of Directors (the “Board”) of United Defense Industries, Inc. (the “Company”) in fulfilling the Board’s oversight responsibilities regarding the Company’s accounting and system of internal controls, the quality and integrity of the Company’s financial reports, the independence and performance of the Company’s outside auditor, and the operation of the Company’s ethics program. In so doing, the Committee should endeavor to maintain free and open means of communication between the members of the Committee, other members of the Committee, other members of the Board, the outside auditor and the financial management of the Company.

      The Committee’s audit-related responsibility is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities in this respect to the Board. Management of the Company has the responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The outside auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, reviewing the Company’s quarterly financial statements and other procedures. It is recognized that the members of the Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting including in respect of auditor independence. As such, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements fairly present the Company’s financial position and results of operation and are in accordance with generally accepted accounting principles and applicable laws and regulations. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons within the Company and of the professionals and experts (such as the outside auditor) from which it receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts absent actual knowledge to the contrary and (iii) representations made by management or the outside auditor as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by the outside auditor to the Company.

      The Committee’s ethics-related responsibility is to oversee the Company’s ethics program and report the results of their activities in this respect to the Board. Management of the Company has the responsibility to provide for the expression, by employees regardless of rank or position description, of concerns regarding potentially unlawful or unethical business practices by the Company. The Committee shall oversee and assess the operation of the Company’s ethics program established by management, including the articulation and communication of standards of conduct, the maintenance of mechanisms for reporting concerns in a manner protective of concerns regarding retaliation, the selection of appropriate personnel to administer the ethics program, the mechanisms by which ethics issues raised by employees are addressed, and the implementation of corrective action under appropriate circumstances.

Membership

      The Committee shall consist of three members of the Board. The members shall be appointed by action of the Board and shall serve for one year terms, or until their successors shall be duly elected and qualified. Each Committee member shall be “financially literate” as determined by the Board in its business judgment and shall satisfy the “independence” requirements of the New York Stock Exchange. At least one member of the Committee shall have “accounting or related financial management expertise,” as determined by the Board in its business judgment.

Committee Organization and Procedures

      1. Unless a Chair is elected by the full Board, the members of the Committee shall appoint a Chair of the Committee by majority vote of the full Committee. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

      2. The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

      3. The Committee shall meet two times in each fiscal year, and more frequently as the Committee in its discretion deems desirable.

      4. The Committee may, in its discretion, include in its meetings members of the Company’s financial management, representatives of the outside auditor, the senior internal audit manager and other financial personnel employed or retained by the Company. The Committee may meet with the outside auditor or the senior internal audit manager in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management’s presence. The Committee may likewise meet privately with management, as it deems appropriate.

      5. The Committee may, in its discretion, utilize the services of the Company’s regular corporate legal counsel with respect to legal matters or, at its discretion, retain other legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

      6. The Committee may, in its discretion, include in its meetings the director of the Company’s ethics program, subordinates of the ethics director, and such other members of the Company’s management as the Committee may deem appropriate. The Committee may meet with any of the Company’s ethics program personnel in a separate executive session to discuss any matters that the Committee believes should be addressed privately without management’s presence.

Responsibilities

          Outside Auditor

      7. The outside auditor of the Company shall be ultimately accountable to the Board and the Committee in connection with the audit of the Company’s annual financial statements and related services. The Board, with the assistance of the Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for stockholder approval in the annual proxy statement).

      8. The Committee shall approve the fees to be paid to the outside auditor and any other terms of the engagement of the outside auditor.

      9. The Committee shall ensure that the outside auditor prepare and deliver, at least annually, a written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the outside auditor’s report to satisfy itself of the auditor’s independence.

      10. If applicable, the Committee shall consider whether the outside auditor’s provision of (i) information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and (ii) other non-audit services to the Company is compatible with maintaining the independence of the outside auditor.

          Annual Audit

      11. The Committee shall meet with the outside auditor and management of the Company in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

      12. The Committee shall meet with the outside auditor and management prior to the public release of the financial results of operations for the year under audit and discuss with the outside auditor any matters within the scope of the pending audit that have not yet been completed.

      13. The Committee shall review and discuss the audited financial statements with the management of the Company.

      14. The Committee shall discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61 as then in effect including, among others, (i) the methods used to account for any significant unusual transactions reflected in the audited financial statements; (ii) the effect of significant accounting policies in any controversial or emerging areas for which there is a lack of authoritative guidance or a consensus to be followed by the outside auditor; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and (iv) any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates or the disclosures in the financial statements.

      15. The Committee shall, based on the review and discussions in paragraphs 13 and 14 above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence in paragraph 9 above, recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

          Quarterly Review

      16. The outside auditor is required to review the interim financial statements to be included in any Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the Securities and Exchange Commission, prior to the filing of the Form 10-Q. The Committee shall discuss with management and the outside auditor in person, at a meeting, or by conference telephone call, the results of the quarterly review including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management. The Chair may represent the entire Committee for purposes of this discussion.

          Internal Controls

      17. The Committee shall discuss with the outside auditor and the senior internal audit manager, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company, and consider any recommendations for improvement of such internal control procedures.

      18. The Committee shall discuss with the outside auditor and with management any management letter provided by the outside auditor and any other significant matters brought to the attention of the Committee by the outside auditor as a result of its annual audit. The Committee should allow management adequate time to consider any such matters raised by the outside auditor.

          Internal Audit

      19. The Committee shall discuss at least annually with the senior internal audit manager the activities and organizational structure of the Company’s internal audit function and the qualifications of the primary personnel performing such function.

      20. Management shall furnish to the Committee a copy of each audit report prepared by the senior internal audit manager of the Company.

      21. The Committee shall, at its discretion, meet with the senior internal audit manager to discuss any reports prepared by him or her or any other matters brought to the attention of the Committee by the senior internal auditor manager.

      22. The senior internal audit manager shall be granted unfettered access to the Committee.

          Other Responsibilities

      23. The Committee shall review and reassess the Committee’s charter at least annually and submit any recommended changes to the Board for its consideration.

      24. The Committee shall provide the report for inclusion in the Company’s Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

      25. The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee’s actions and recommendations, if any.

APPENDIX B

AMENDMENT NO. 1

TO THE
UNITED DEFENSE STOCK OPTION PLAN

      WHEREAS, the Corporation sponsors the United Defense Stock Option Plan (the “Plan”);

      WHEREAS, in order to strengthen the Corporation’s ability to attract and retain appropriately skilled personnel, it would be in the Company’s best interest to amend the Plan to increase the number of authorized shares which may be issued pursuant to awards granted under the Plan, and to provide for issuance of restricted stock to certain eligible individuals;

      WHEREAS, pursuant to Section 7.3 of the Plan, the Corporation, by action of its Board of Directors, is authorized to amend the Plan;

      NOW, THEREFORE, BE IT RESOLVED, that effective April 1, 2002, the following amendment to the Plan be and hereby is adopted to (i) increase the number of authorized shares which may be issued pursuant to awards granted under the Plan and (ii) provide for the issuance of restricted stock under the Plan:

1.   Each reference to the term Option that is intended to refer to a grant of an Option or to an award of Restricted Stock shall be replaced with the term “Award.”

2.   Each reference to the term Optionee that is intended to refer to an individual in receipt of a grant of Option or to an individual in receipt of an award of Restricted Stock shall be replaced with the term “Participant.”

3.   Each reference to the term “Stock Option Agreement” that is intended to refer to a stock option agreement or to a restricted stock agreement shall be replaced with the words “Stock Option Agreement or Restricted Stock Agreement, as the case may be.”

4.   Article I shall be amended to add the following definitions after Section 1.29:

          Section 1.30 Award

“Award” shall mean an award of an option or of restricted stock made under the Plan.

          Section 1.31 Participant

“Participant” shall mean any Employee, Independent Director, or Advisor eligible to participate in this Plan pursuant to Section 3.1.

          Section 1.32 Restricted Stock

“Restricted Stock” shall mean shares of Common Stock awarded to a Participant subject to certain restrictions as set forth in this Plan and in the Restricted Stock Agreement between the Participant and the Company.

          Section 1.33 Restricted Stock Agreement

“Restricted Stock Agreement” shall mean an agreement by and between a Participant and the Company setting forth the specific terms and conditions of an award of Restricted Stock under this Plan. Such Restricted Stock Agreement shall be subject to the provisions of this Plan (which shall be incorporated by reference therein) and shall contain such provisions as the Board, in its sole discretion, may authorize.

5.   Article II shall be replaced with the following:

          Section 2.1 Shares Subject to the Plan

The shares of stock subject to an Award shall be shares of Common Stock. Subject to Section 8.1, the aggregate number of such shares which may be issued upon exercise of Options or upon an award of Restricted Stock shall not exceed 7,375,000.

          Section 2.2 Unexercised or Unvested Awards

If any Award (or portion thereof) expires or is cancelled without having been fully exercised or vested, the number of shares subject to such Award (or portion thereof) that have not exercised or vested prior to the Award’s expiration or cancellation may again be awarded hereunder, subject to the limitations of Section 2.1.

6.   Article III shall be renamed “Eligibility for Awards‘

7.   The following shall be added after 3.3(a)(iii), 3.4(a)(iii), and 3.5(a)(iii):

(iv) Determine the terms and conditions of the Restricted Stock Agreement to evidence an award of Restricted Stock, including the restrictions applicable to such Restricted Stock.

8.   Section 4.3(a) shall be deleted and replaced with the following:

(a) The price of the shares subject to each Option shall be set by the Committee (or the Board, in the case of Options granted to Independent Directors) provided, however, that the price per share shall not be less than 100% of the fair market value of such shares on the date such Option is granted; and that in the case of an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, the price per share of an Incentive Stock Option shall not be less than 110% of the fair market value of such shares on the date such Incentive Stock Option is granted.

9.   The following Article shall be added after Article V and all subsequent section numbers shall be renumbered accordingly:

ARTICLE VI

RESTRICTED STOCK

          Section 6.1 Restricted Stock Agreement

Each award of Restricted Stock shall be evidenced by a written Restricted Stock Agreement, which shall be executed by the Participant and an authorized Officer of the Company and which shall contain such terms and conditions as the Committee (or the Board, if applicable) shall determine, consistent with the Plan.

          Section 6.2 Stockholder Rights and Restrictions

(a) Subject to paragraphs 6.2(b) and 6.2(d) below, upon delivery of the shares of Restricted Stock to the escrow holder pursuant to paragraph 6.2(d), the Participant shall have, unless otherwise provided by the Board, all the rights of a stockholder with respect to said shares, subject to the restrictions in his Restricted Stock Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Board, any extraordinary distributions with respect to the Restricted Stock shall be subject to the restrictions set forth in paragraph (b).

(b) All shares of Restricted Stock issued under the Plan (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Restricted Stock Agreement, be subject to such restrictions as the Board shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that, unless the Board otherwise provides in the terms of the Restricted Stock Agreement or otherwise, no share of Restricted Stock granted to a person subject to Section 16 of the Exchange Act shall be sold, assigned or otherwise transferred until at least six months and one day have elapsed from the date on which such person last acquired shares of the Company’s stock in an acquisition required to be reported pursuant to Section 16, and provided, further, that, except with respect to shares of Restricted Stock granted to “covered employees” within the meaning of Section 162(m) of the Code, by action taken after the Restricted Stock is issued, the Board may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Restricted Stock Agreement. Restricted Stock shall not be sold or encumbered until all restrictions are terminated or expire. If no consideration was paid by the Participant upon issuance, a Participant’s rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration, upon Termination of Employment with the Company; provided, however, that the Board in its sole and absolute discretion may provide that such rights shall not lapse in the event of a Termination of Employment following a “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Participant’s death or disability; provided, further, except with respect to shares of Restricted Stock granted to “covered employees” within the meaning of Section 162(m) of the Code, the Board in its sole and absolute discretion may provide that no such lapse or surrender shall occur in the event of a Termination of Employment, a Termination of Directorship, or a Termination of Consultancy, without cause or following any “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Participant’s retirement, or otherwise.

(c) The Board shall provide in the terms of each individual Restricted Stock Agreement that the Company shall have the right to repurchase from the Participant the Restricted Stock then subject to restrictions under the Restricted Stock Agreement immediately upon a Termination of Employment between the Participant and the Company, at a cash price per share equal to the price paid by the Participant for such Restricted Stock; provided, however, that the Board in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment following a “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Participant’s death or disability; provided, further, that, except with respect to shares of Restricted Stock granted to “covered employees” within the meaning of Section 162(m) of the Code, the Board in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment without cause or following any “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Participant’s retirement, or otherwise.

(d) The Secretary of the Company or such other escrow holder as the Board may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Restricted Stock Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

(e) In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Board shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Restricted Stock Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

          Section 6.3 Purchase Price

(a) The Board may from time to time, in its absolute discretion, determine the purchase price, if any, and other terms and conditions applicable to any award of Restricted Stock, consistent with the Plan.

(b) The Board shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

(c) If a Participant makes an election under Section 83 of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall deliver a copy of such election to the Company immediately.

UNITED DEFENSE INDUSTRIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
TUESDAY, MAY 21, 2002 AT 11:00 A.M.

     The undersigned holder of common stock, par value $0.01, of United Defense Industries, Inc. (the “Company”) hereby appoints Francis Raborn and David V. Kolovat or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 21, 2002 at 11:00 a.m. local time, at the Hyatt Arlington Hotel, 1325 Wilson Boulevard, Arlington, Virginia, 22209, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the proposals and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3.

     PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

(SEE REVERSE SIDE)

(Reverse)

Annual Meeting of Stockholders
UNITED DEFENSE INDUSTRIES, INC.

May 21, 2002

     [x] Please mark votes as in this example.

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.

1.	PROPOSAL 1 –	Election of Directors
[ ] FOR all nominees listed below (except as marked to the contrary).
[ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees:	Frank C. Carlucci; Peter J. Clare; William E. Conway, Jr.; Allan M. Holt; Robert M. Kimmitt; J. H. Binford Peay, III; Thomas W. Rabaut; Francis Raborn; John M. Shalikashvili.
(INSTRUCTIONS:	to withhold authority to vote for any individual nominee, mark the “FOR” box and write that nominee’s name in the space provided below.)

2.	PROPOSAL 2 –	Amendment of the United Defense Stock Option Plan to increase the number of shares issuable under such plan by 4,000,000 and to allow for the grant of restricted stock to eligible individuals.

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

3.	PROPOSAL 3 –	Ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2002.

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement in which Proposals 1, 2 and 3 are fully explained.

Signature:                                      Date:                     Signature (if held jointly):                                      Date:

     Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.